Exhibit 99.1

FOR IMMEDIATE RELEASE

Baxter Media Contacts

Brian Kyhos or Deborah Spak

(224) 948-5353

media@baxter.com

Baxter Investor Contact

Mary Kay Ladone, (224) 948-3371

CTI Contact

Monique Greer

206-272-4343

mgreer@ctiseattle.com

BAXTER AND CELL THERAPEUTICS ANNOUNCE WORLDWIDE STRATEGIC COLLABORATION TO DEVELOP AND COMMERCIALIZE PACRITINIB

Pacritinib Pivotal Phase III Clinical Program for Myelofibrosis Under Way

DEERFIELD, Ill., and SEATTLE, Wash., November 15, 2013 – Baxter International Inc. (NYSE:BAX) and Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today jointly announced that they have entered into an exclusive worldwide licensing agreement to develop and commercialize pacritinib. Pacritinib is a novel investigational JAK2/FLT3 inhibitor with activity against genetic mutations linked to myelofibrosis, leukemia and certain solid tumors. Pacritinib is currently in Phase III development for patients with myelofibrosis, a chronic malignant bone marrow disorder.

Under the terms of the agreement, Baxter gains exclusive commercialization rights for all indications for pacritinib outside the United States and Baxter and CTI will jointly commercialize pacritinib in the United States. Baxter will make an upfront payment of $60

BAXTER AND CELL THERAPEUTICS ANNOUNCE WORLDWIDE STRATEGIC COLLABORATION TO DEVELOP AND COMMERCIALIZE PACRITINIB – PAGE TWO

million, which includes an equity investment in CTI of $30 million. In addition, CTI is eligible to receive clinical, regulatory, and commercial launch milestone payments of up to $112 million, $40 million of which relates to clinical milestones that may be achieved in 2014. Assuming regulatory approval and commercial launch, CTI may receive additional sales milestone payments. CTI will receive royalties on net sales of pacritinib in ex-US markets, and the companies will share U.S. profits equally. Baxter will record a special pre-tax in-process research and development charge in the fourth quarter of 2013 of approximately $30 million.

“The collaboration will complement Baxter’s existing oncology business and growing oncology pipeline, and will leverage our global commercialization capacity to extend the availability of pacritinib, which we believe has the potential to address a significant unmet medical need,” said Ludwig Hantson, Ph.D., President of Baxter BioScience. “As an established leader in hematology and rare diseases, we are committed to advancing novel therapies in an effort to broaden patient access to care.”

“We believe Baxter represents the ideal strategic partner to achieve the full potential of pacritinib,” said James A. Bianco, M.D., President and CEO of CTI. “Our two companies share a dedication to oncology and a vision for bringing this unique oral JAK2/FLT3 inhibitor to patients with certain blood cancers and solid tumors. This collaboration will provide additional financial resources and commercial expertise to position us to pursue the development, commercialization and market potential of pacritinib.”

Pacritinib is an oral tyrosine kinase inhibitor (TKI) with dual activity against JAK2 and FLT3. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of certain blood related cancers including myeloproliferative neoplasms, leukemia and lymphoma.

BAXTER AND CELL THERAPEUTICS ANNOUNCE WORLDWIDE STRATEGIC COLLABORATION TO DEVELOP AND COMMERCIALIZE PACRITINIB – PAGE THREE

About the Pacritinib Phase III Program

Results from earlier Phase I and II studies of pacritinib demonstrated encouraging results, including meaningful clinical benefits coupled with good tolerability among patients with advanced myelofibrosis. Based on the efficacy and tolerability profile demonstrated to date, the pivotal program for pacritinib includes two Phase III clinical trials: PERSIST-1 is studying efficacy and safety in a broad set of patients with myelofibrosis without limitations on blood platelet counts, and PERSIST-2 will evaluate efficacy and safety in patients with low platelet counts, and is expected to begin in the fourth quarter of 2013.

About Baxter in Oncology

Baxter continues to expand its portfolio of branded products and R&D programs in oncology. Current products include chemotherapy agents used alone or in combination with other products to treat cancers such as non-Hodgkin’s lymphoma, as well as anti-emetic products designed to relieve the side effects of cancer therapeutics. Recent collaborations and development programs have further expanded Baxter’s footprint in hematology/oncology, building upon the company’s expertise in treating patients with life-threatening medical conditions.

BAXTER AND CELL THERAPEUTICS ANNOUNCE WORLDWIDE STRATEGIC COLLABORATION TO DEVELOP AND COMMERCIALIZE PACRITINIB – PAGE FOUR

About Baxter International Inc.

Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, cancer, infectious diseases, kidney disease, trauma and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide.

About Cell Therapeutics

Cell Therapeutics Inc. (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements concerning a collaboration agreement between Baxter International Inc. and Cell Therapeutics Inc., which are within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the issuers’ securities. Such statements include, but are not limited to, expectations with respect to milestone and royalty payments, the expected benefits of the collaboration and the ability to maximize the potential of pacritinib and extend its applicability to additional malignancies, including solid tumors. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: satisfaction of regulatory and other requirements; actions of regulatory bodies and other governmental authorities; clinical trial results; changes in laws and regulations; product quality or patient safety issues; product development risks; the impact of competitive products and pricing and reimbursement; and other risks identified in each issuer’s most recent filings on Form 10-K and other Securities and Exchange Commission filings. Neither Baxter nor CTI undertakes to update its forward-looking statements.

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